UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Event: January 16, 2012

LIBERTY SILVER CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-150028	32-0196442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

181 Bay Street, Suite 2330 Toronto ,Ontario, Canada, M5J 3T3
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: 888-749-4916

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Appointment of Chief Financial Officer

On January 16, 2012, John Pulos resigned as the Chief Financial Officer of Liberty Silver Corp., a Nevada corporation (the “Company”); Mr. Pulos will continue to serve as a Director of the Company.  On January 16, 2012, the Board of Directors of the Company approved the Company’s engagement of Manish Z. Kshatriya to serve as the Chief Financial Officer and Executive Vice President of the Company.

Mr. Kshatriya has over 14 years of progressive experience in corporate finance, accounting, taxation and auditing obtained in public accounting practice and industry. From January 2006 until October 2011, Mr. Kshatriya worked for Augen Capital Corp., a Toronto based, Canadian listed mining merchant bank where he served as both the Director of Finance, and most recently the Chief Financial Officer.  As the Director of Finance and Chief Financial Officer, Mr. Kshatriya was responsible for the management and oversight of all financial matters for Augen Capital Corp.  Mr. Kshatriya is a Chartered Accountant and a member of the Institute of Chartered Accountants of Ontario. He is also a Certified Public Accountant in the United States and a member of the Colorado State Board of Accountancy.

In consideration of Mr. Kshatriya’s services to the Company, the Board of Directors approved an arrangement for payment of $2,500 per week to Mr. Kshatriya, and granted Mr. Kshatriya non-qualified stock options to purchase up to a total of 450,000 shares the Company’s common stock at an exercise price of $1.00 per share.  The options are subject to the following vesting schedule: (i) 150,000 options vest six months after January 16, 2012; (ii) 150,000 options vest one and a half years after January 16, 2012; and (iii) 150,000 options vest two and one half years after January 16, 2012. As of the date of this Form 8-K, the Company and Mr. Kshatriya had not entered into any written agreements regarding the compensation agreed to between the parties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY SILVER CORP.

By:  /s/ Geoff Browne

Chief Executive Officer

Date: January 19, 2012